DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – Nasdaq)

DNB Financial Corporation
Announces First Quarter 2009 Earnings

(May XX, 2009 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported net income for the three-month period ended March 31, 2009 of $480,000 compared to $409,000 for the same period in 2008.  Earnings per common share for the first quarter of 2009 were $0.15 on a diluted basis compared to $0.16 for the same period in 2008.

William S. Latoff, Chairman and CEO said, “DNB’s capital position remained strong during the quarter as capital ratios continued to exceed the regulatory well capitalized guidelines. We also continued to successfully manage our cost of funds, while growing deposits. The provision for loan losses dropped dramatically from the fourth quarter of 2008 and we remain adequately reserved for credit losses.”

At the end of the first quarter of 2009, DNB’s tier 1 leverage ratio stood at 9.82% and its total risk-based capital ratio stood at 14.12%, well above the minimum regulatory levels of 5.0% and 10.0% respectively.

Mr. Latoff continued, “DNB’s strong capital position will allow us to continue to grow in spite of extraordinary market and economic conditions. Further, DNB’s strong liquidity and capital positions enable us to support the credit needs of both businesses and families in our community.”

Overall deposits increased $21.5 million, or 5.26%, when compared to December 31, 2008. Core deposits, consisting of demand, money market, NOW and savings accounts, increased $32.1 million in total or 12.03% compared to December 31, 2008. Management continued to actively manage deposits during the quarter to reduce DNB’s cost of funds. The Bank’s average composite cost of funds for the first quarter of 2009 dropped 25 basis points to 2.14% compared to 2.39% for the three months ended December 31, 2008.

DNB is participating in the FDIC Transaction Account Guarantee Program, which is part of the FDIC’s Temporary Liquidity Guarantee Program (TLGP). Under this program all non-interest bearing deposit transaction accounts, as well as certain types of transaction accounts with interest rates of .50% or less, will be fully guaranteed by the FDIC for the entire amount in the account through December 31, 2009. This is in addition to and separate from the coverage available under the FDIC’s general deposit insurance coverage. Additionally the FDIC deposit insurance coverage was increased on October 3, 2008 from $100,000 to $250,000 per depositor for all deposits until December 31, 2009.

Total assets increased $33.7 million or 6.31%, when compared to December 31, 2008. The increase was primarily in the investment portfolio and cash and due from banks. Management chose to increase liquidity during the quarter by holding more cash and investing in short term securities that provide strong cash flows. Net loan and lease balances were down $4.9 million for the first quarter of 2009, or 1.47% compared to December 31, 2008, reflecting the slow down in business activity  due to declining economic conditions. Stockholder’s equity at March 31, 2009 increased $11.1 million or 36.91% when compared to December 31, 2008.

Non-interest income for the first quarter of 2009 increased $78,000 or 6.49%, when compared to the same period in 2008, reflecting a $246,000 increase in gains on the sale of securities and an increase in service charges on deposits.  Non-interest expense declined $88,000 or 2.11% as management continued its emphasis on expense control.

Interest expense for the first quarter of 2009 was $2.6 million, down 29.44% compared to $3.7 million for the same period in 2008. The reduction in interest expense was due to lower rates on interest bearing deposits and borrowings, offset in part by higher average balances. The average balance of interest bearing liabilities for the three months ended March 31, 2009 was $452.6 million, compared to $440.9 million for the same period in 2008. The composite cost of funds for the first quarter of 2009 was 2.14%, compared to 3.07% for the same period in 2008.

Interest income for the first quarter of 2009 was $6.1 million compared to $7.3 million for the first quarter of 2008. The decline in interest income was due to lower yields on earning assets as a result of 2008 declines in market interest rates, offset in part by higher average balances. The average balance of earning assets for the three months ended March 31, 2009 was $513.0 million, an increase of $11.5 million or 2.29% over the same period in 2008. The average yield was 4.82%, compared to 5.83% for the first quarter of 2008. Average loan and lease balances increased 8.20% or $25.2 million compared to the first quarter of 2008. The average net interest margin of 2.75% declined 11 basis points compared to the first quarter of 2008 and 16 basis points compared to the fourth quarter of 2008.

At March 31, 2009, the allowance for credit losses at $4.6 million was unchanged when compared to December 31, 2008. The allowance as a percentage of loans and leases outstanding increased to 1.40%, from 1.36% at December 31, 2008, due to lower loan and lease balances and lower net charge-offs. Non-performing assets, which totaled $10.8 million at March 31, 2009, increased $3.1 million when compared to December 31, 2008. The increase in non-performing assets is attributed largely to one commercial credit secured by land, totaling $2.8 million.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with thirteen offices in Chester and Delaware Counties. In addition to a broad array of consumer and business banking products, DNB offers brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on Nasdaq under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2009	2008
EARNINGS:
Interest income	$6,114	$7,272
Interest expense	2,617	3,709
Net interest income	3,497	3,563
Provision for credit losses	100	60
Non-interest income	1,278	1,200
Non-interest expense	4,106	4,194
Income before income taxes	569	509
Income tax expense	89	100
Net income	480	409
Preferred stock dividends	98	-
Net income available to common shareholders	382	409
Net income per common share, diluted	$0.15	$0.16

PERFORMANCE RATIOS:
Interest rate spread	2.68%	2.77%
Net interest margin	2.75%	2.86%
Return on average equity	5.14%	4.90%
Return on average assets	0.36%	0.31%

	March 31	December 31
	2009	2008
FINANCIAL POSITION:
Securities	$132,775	$124,126
Loan and leases	331,514	336,454
Allowance for credit losses	4,641	4,586
Total assets	567,121	533,447
Deposits	429,948	408,470
Borrowings	91,747	90,123
Stockholders' equity	41,152	30,058

EQUITY RATIOS:
Tier 1 leverage ratio	9.82%	7.46%
Risk-based capital ratio	14.12%	12.02%
Book value per common share	$11.24	$11.53